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                                                               EXHIBIT 23(a)(ii)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 400,000 shares of Common Stock of The Sherwin-Williams Company pertaining to The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors of our report dated March 26, 1996 (except for Notes 11 and 12, as to which the dates are November 22, 1996 and January 3, 1997, respectively) with regard to the consolidated financial statements of Thompson Minwax Holding Corp. and Subsidiaries for the year ended December 31, 1995 (as restated), included in the Current Report on Form 8-K of The Sherwin-Williams Company dated January 7, 1997.

DELOITTE & TOUCHE LLP

April 21, 1997